Exhibit 99.1

KIRBY CORPORATION	Contact: Eric Holcomb

713-435-1545

FOR IMMEDIATE RELEASE

KIRBY CORPORATION NAMES RAJ KUMAR

EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

Houston, Texas (October 4, 2021) – Kirby Corporation ("Kirby") (NYSE: KEX) announced today that Raj Kumar will be joining Kirby Corporation as Executive Vice President and Chief Financial Officer in November 2021. Mr. Kumar will succeed Bill Harvey, who previously announced his intention to retire. Mr. Harvey will stay on until his retirement date in early 2022 as Executive Vice President, to ensure an orderly transition.

Mr. Kumar, 48, is currently at Dril-Quip, Inc., a global oil field equipment manufacturer, where he is Vice President and Chief Financial Officer. Mr. Kumar joined Dril-Quip in 2017 as Vice President and Treasurer and was named as Vice President and Chief Financial Officer in 2020. Prior to this, Mr. Kumar was at Franks International where he was Vice President Finance and led the Integrated Supply Chain function from 2015 to 2017. Mr. Kumar has extensive experience in corporate finance having served as a Segment Controller at LyondellBasell and in Division CFO, treasury, strategic planning and corporate development positions at FMC Technologies and Dell Technologies. He holds a Bachelor of Business in Accounting from Deakin University in Australia and a MBA from Columbia University in New York City.

“I am pleased to welcome Raj to our leadership team,” said David Grzebinski, Kirby Corporation’s President and Chief Executive Officer. “His deep and extensive experience in leading financial functions, as well as driving operational changes, will make an immediate impact and help position Kirby Corporation for the future. I am confident Raj will provide strong leadership and is an excellent addition to the Kirby team.”

“On behalf of our board of directors and the Kirby management team, I thank Bill for his contributions throughout his tenure at Kirby,” said Grzebinski. “In his time as CFO, Bill’s guidance has been especially critical as he helped lead our key acquisitions. I thank Bill for his dedication to Kirby and his support for a thoughtful transition, and I wish him the best in this next chapter of his life.”

Kirby Corporation, based in Houston, Texas, is the nation’s largest domestic tank barge operator transporting bulk liquid products throughout the Mississippi River System, on the Gulf Intracoastal Waterway, coastwise along all three United States coasts, and in Alaska and Hawaii. Kirby transports petrochemicals, black oil, refined petroleum products and agricultural chemicals by tank barge. In addition, Kirby participates in the transportation of dry-bulk commodities in United States coastwise trade. Through the distribution and services segment, Kirby provides after-market service and parts for engines, transmissions, reduction gears, and related equipment used in oilfield services, marine, power generation, on-highway, and other industrial applications. Kirby also rents equipment including generators, industrial compressors, railcar movers, and high capacity lift trucks for use in a variety of industrial markets, and manufactures and remanufactures oilfield service equipment, including pressure pumping units, for land-based oilfield service customers.

55 Waugh Drive Suite 1000 P. O. Box 1745 Houston, Texas 77251 713-435-1000 Fax 713-435-1010